Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			March 16, 2010

BUTLER NATIONAL CORPORATION ANNOUNCES THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2010 FINANCIAL RESULTS AND CONFERENCE CALL

Sales Increased 96% To $8.9 Million For The Quarter;

Net Income Increased 131% to $642,000 For the Quarter

OLATHE, KANSAS, March 16, 2010, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft and a recognized provider of professional management services in the gaming industry, announces its financial results for the third quarter and nine months fiscal 2010 for the period ended January 31, 2010.  In conjunction with the release, the Company has scheduled a conference call Wednesday, March 17, 2010 at 9:00 AM Central Time.

What: Butler National Corporation Third Quarter and Nine Months Fiscal 2010 Financial Results Conference Call

When: Wednesday, March 17, 2010 - 9:00 AM Central Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the third quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2010.

Historical selected financial data related to all operations:
	Quarter Ended January 31			Nine Months Ended January 31
	(In thousands except per share data)			(In thousands except per share data)

	2010	2009	2008	2010	2009	2008

Net Sales	$8,924	$4,546	$4,259	$19,403	$13,805	$13,200
Operating Income	977	503	442	2,288	1,154	1,188
Net Income	642	278	193	1,379	550	612
Total Assets	27,772	25,987	22,532	27,772	25,987	22,532
Long-term Obligations	4,854	6,294	3,841	4,854	6,294	3,841
Shareholders' Equity	14,599	12,740	11,260	14,599	12,740	11,260
New Product Research and Development Cost	388	470	2,373	1,346	2,502	2,893

Management Comments:

"This continues to be an exciting time for Butler National. Boot Hill Casino and Resort (BHCR) opened December 15, 2009 in Dodge City, Kansas. BHCR has received a great response and we believe gaming, along with our other existing business segments, will continue to grow shareholder value.

Our revenue for the three months ended January 31, 2010 was $8.9 million, an increase of 96.3% from the three months ended January 31, 2009 with revenue of $4.5 million. Net income for the three months ended January 31, 2010 increased 131% to $642,000 as compared to net income of $278,000 for the same period in fiscal 2009. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

Boot Hill Casino and Resort, in the 48 days since opening, had gross revenues of $5.6 million. Kansas mandated taxes and distributions of 52.8% reduced our gross revenue by $2.7 million leaving net revenue of $2.9 million. Profits for the 48 days were $340,000. The 52.8% in mandated taxes and distributions is made up primarily of distributions to the State, Ford County, Dodge City, and the problem gaming fund as well as payment, on behalf of the state, for the gaming machines and state expenses.

We reported in first quarter 2009 that Butler National Service Corporation (BNSC) has an agreement to provide management services to a new subsidiary, BHCMC, L.L.C. This is a Kansas-owned limited liability company jointly owned by BNSC and BHC Investment Company, L.C. (BHCI). BHCI is not a related party. Butler National does not own nor do our officers or directors have ownership in BHCI. Currently BHCMC is owned 99.6% by BNSC and 0.4% by BHCI. BHCI has the option to purchase an additional 39.6% of BHCMC to complete the ownership at 60% BNSC and 40% BHCI. We expect this option to be exercised during the fourth quarter of this fiscal year and will reduce the distribution of net income going forward.

Revenue from Aircraft Modifications for the three months ended January 31, 2010, was $3.6 million, an increase of 20.2% from the three months ended January 31, 2009 with revenue of $3.0 million. The modifications segment had an operating profit of $544,000 in the three months ended January 31, 2010 compared to an operating profit of $505,000 in the three months ended January 31, 2009. This increase is primarily related to the special mission segment of the business.

Revenue from Avionics for the three months ending January 31, 2010, was $1.1 million, an increase of 88% from the three months ending January 31, 2009 with revenue of $585,000. The avionics segment had an operating profit of $394,000 in the three months ending January 31, 2010 compared to an operating profit of $139,000 in the three months ending January 31, 2009.

Revenue from Monitoring Services decreased from $437,000 for the three months ended January 31, 2009 to $432,000 for the three months ended January 31, 2010. During the three months ended January 31, 2010, we maintained a relatively level volume of long-term contracts with municipalities. We anticipate increases in revenue from additional lift station rehabilitations over the next three to four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products. Our contracts with our two largest customers have been renewed through fiscal 2010. An operating profit of $107,000 in Monitoring Services was recorded for the three months ended January 31, 2010, compared to a profit of $64,000 for the three months ended January 31, 2009, an increase of 66%. The service business has had revenue stability over the past few years and we expect this to continue.

Operating profits from management services related to non-BHCR gaming decreased $132,000 from $242,000 for the quarter ended January 31, 2009, to $110,000 for the quarter ended January 31, 2010. We incurred additional expenses of approximately $110,000 towards consulting and management services during the quarter ended January 31, 2010.

We expensed $388,000, 4% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

As of January 31, 2010, our backlog was approximately $10.5 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete. There can be no assurance that all orders will be completed or that some may ever commence.

We remain well-positioned to increase revenue and income in the coming years. We continue into fiscal 2010 with the focus of serving our customers needs, growing our gaming business, and enhancing shareholder value," commented Clark D. Stewart, President and CEO.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Ph (214) 498-7775
Fax (913) 780-5088

Ph (830) 669-2466

THE WORLDWIDE WEB:
Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.